UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 30, 2006
Date of Report (Date of earliest event reported)

FC FINANCIAL SERVICES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas
Montreal, Quebec	H4M 2Z2
(Address of principal executive offices)	(Zip Code)

(514) 270-5770
Registrant's telephone number, including area code

110 Jardin Drive, Suite 13
Concord, Ontario, Canada L4K 2T7
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective October 30, 2006 Orit Stolyar has resigned as FC Financial Services Inc.’s (the “Company”) Vice President and Secretary and Taras Chebountchak resigned as the Company’s Chief Executive Officer, Chief Financial Officer, President and Treasurer. The following individuals were appointed as officers of the Company on October 30, 2006: (i) Sass Peress was appointed as President and Chief Executive Officer, and (ii) Joel Cohen was appointed as Secretary, Treasurer and Chief Financial Officer. There was no disagreement between either Ms. Stolyar or Mr. Chebountchak and the Company regarding any matter relating to the Company’s operations, policies or practices. The officer appointments and resignations were made in connection with the transactions contemplated in the Company’s share purchase agreement with ICP Solar Technologies Inc. dated September 29, 2006.

Mr. Peress is not party to any employment or consulting agreements with the Company at present. Pursuant to a consulting agreement dated March 1, 2006 (the “Consulting Agreement”) between the Company’s wholly owned subsidiary ICP Solar Technologies Inc. and 6100864 Canada Inc., a company beneficially owned by Mr. Cohen, Mr. Cohen provides certain management consulting services to the Company including overseeing the preparation of budgets and financial statements, and overseeing the preparation of and filing of regulatory documents for the Company, in consideration of which he receives a monthly fee of $6,966 (CDN$8,000). The agreement is for a two year term and either party may terminate the agreement on twelve months notice to the other party.

The following is a brief biographical description of the recently appointed officers of the Company:

Sass Peress

Prior to founding ICP, Mr. Peress was the VP of Sales for a market-leading automotive accessory distributor. In 1985, he founded and headed an automotive aftermarket manufacturing company that went on to capture more than 70% of market share within two years. He then founded ICP in 1988 and, as President and CEO, has reshaped ICP within the solar energy industry. With his scientific background and manufacturing experience, he has co-authored much of ICP’s intellectual property. Mr. Peress’ educational background includes studies in health sciences, organic chemistry and finance. He graduated with honors from Concordia University’s MBA International Business Program in Montreal, Canada. Mr. Peress was recently nominated for the Ernst & Young Canadian Entrepreneur of the Year award and is an active member of the Canadian Solar Energy Society and the American Solar Energy Society.

Joel Cohen

Mr. Cohen has extensive experience in biotechnology & high tech financings and in financial analysis. Mr. Cohen is a former investment banker at Canaccord Capital, where he specialized in biotechnology financings. He has worked on numerous IPO’s, private and public financings for various companies worth over $100 million. Mr. Cohen acts as consultant for various companies both in and out of the technology sector such as Osta Biopharma, a biotechnology company which recently listed on the Canadian TSX venture exchange and where Mr. Cohen was a director and is presently consulting CFO Mr. Cohen has lectured in business valuation in the MBA program at McGill University. Mr. Cohen holds a Bachelor of Commerce degree in Finance from Concordia University and is a Chartered Financial Analyst.

The summary of the foregoing is qualified in its entirety by reference to the Consulting Agreement filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB for the quarter ended August 31, 2006 filed with the SEC on October 23, 2006, and the Share Purchase Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FC FINANCIAL SERVICES INC.

Date: November 3, 2006
	By:	/s/ Sass Peress
SASS PERESS
President